--------
 FORM 5
--------
                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                     ANNUAL STATEMENT OF CHANGES
                                                         BENEFICIAL OWNERSHIP

                                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                  Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer                                                                          --------------------------------
    subject to Section 16.                                                                                    OMB APPROVAL
    Form 4 or Form 5                                                                                --------------------------------
    obligations may continue.                                                                       OMB Number:            3235-0362
    See Instruction 1(b)                                                                            Expires:        January 31, 2005
                                                                                                    Estimated average burden
[ ] Form 3 Holdings Reported                                                                        hours per response...........0.5
                                                                                                    --------------------------------
[ ] Form 4 Transactions Reported

(Print or Type Responses)
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
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person(s) to Issuer
                                                                                                (Check all applicable)
       HARTWICK, KEVIN D.                       NORTH VALLEY BANCORP (NOVB)
---------------------------------------  --------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS Identifi-   4. Statement for Month/Year       [X] Director  [ ] 10% Owner
                                            cation Number                                     [ ] Officer   [ ] Other
                                            of Reporting                                         (give title   (specify below)
                                            Person, if an          12/2002                        below)
                                            entity
       190 TURNBULL LANE                    (voluntary)

---------------------------------------                     ------------------------------------------------------------------------
        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Year)            (Check Applicable Line)

                                                                                             [X] Form filed by One Reporting Person
       CRESCENT CITY, CA  95531                                                              [ ] Form filed by More than One
                                                                                                 Reporting Person
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   (City)   (State)     (Zip)

                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3, 4 and 5)               Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at end of  (Instr. 4)          Ownership
                         (Month/                                                     Issuer's Fiscal                      (Instr. 4)
                         Day/Year)                                                   Year
                                                                                     (Instr. 3 and 4)
                                  ------------------------------------------------
                                     Code     V    Amount     (A) or (D)   Price
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COMMON                                                        No Change                 6,870               D
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                                                              No Change                   280               I              TRUSTEE
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* If the form is filed by more than one reporting person, see instruction 4(b)(v).

                      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control
                      number.                                                                                            Page 1 of 2
                                                                                                                    SEC 2270 (3-99)

1.  Name and Address of Reporting Person                                2.  Issuer Name and Ticker of Trading Symbol
         HARTWICK, KEVIN D.                                                     NORTH VALLEY BANCORP (NOVB)

                                                                        4.  Statement for Month/Year
                                                                                2002


                         Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g, puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Conversion or    3. Transaction Date   4. Transaction   5. Number of Derivative Securities
   (Instr. 3)                        Exercise Price      (Month/Day/Year)      Code             Acquired (A) or Disposed of (D)
                                     of Derivative                             (Instr. 8)       (Instr. 3, 4 and 5)
                                     Security
                                                                            ---------------------------------------------------
                                                                            Code       V           (A)                (D)
-------------------------------------------------------------------------------------------------------------------------------
Director Stock
Option
Right to Buy                            $ 8.04
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Director Stock
Option
Right to Buy                            $12.41
-------------------------------------------------------------------------------------------------------------------------------
Director Stock
Option
Right to Buy                            $11.37
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

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
6. Date Exercisable      7. Title and Amount of Underlying   8. Price of     9. Number of      10. Ownership         11. Nature of
   and Expiration           Securities                          Derivative      Derivative         Form of               Indirect
   Date                     (Instr. 3 and 4)                    Security        Securities         Derivative            Beneficial
   (Month/Day/Year)                                             (Instr. 5)      Beneficially       Security:             Ownership
----------------------------------------------------------                      Owned at           Direct (D)            (Instr. 4)
Date         Expiration           Title        Amount or                        End of Year        or Indirect (I)
Exercisable  Date                              Number of                        (Instr. 4)         (Instr. 4)
                                               Shares
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              9/18/08        COMMON STOCK         2367                             2367                 D
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              3/18/08        COMMON STOCK         3500                             3500                 D
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              1/25/11        COMMON STOCK       30,000                           12,000                 D
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


Explanation of Responses:

THIS FORM 5 IS BEING FILED TO RESTATE, AS A MATTER OF CONVENIENCE, THE CURRENT HOLDINGS OF THIS FILER.


/s/ KEVIN D. HARTWICK                                   February 3, 2003
----------------------------------               -------------------------------
**Signature of Reporting Person                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2 of 2